Exhibit 99.1

RESMED ANNOUNCES FINANCIAL RESULTS

FOR QUARTER ENDED SEPTEMBER 30, 2007

SAN DIEGO, California, November 1, 2007 - ResMed Inc. (NYSE: RMD) today announced revenue and income results for the quarter ended September 30, 2007. Revenue for the quarter was $185.7 million, a 14% increase over the quarter ended September 30, 2006. For the current quarter, pro forma income from operations and pro forma net income* were $40.4 million and $30.6 million, respectively. Pro forma diluted earnings per share for the quarter ended September 30, 2007, were $0.39, an increase of 5%, compared to the September 2006 quarter. GAAP operating income was $31.8 million for the quarter, while net income was $24.1 million or $0.31 per diluted share. GAAP gross margin was 60.2% for the quarter ended September 30, 2007.

Pro forma selling, general and administration (SG&A) costs for the quarter were $59.0 million, an increase of $8.5 million, or 17%, over the same period in fiscal 2007. Pro forma SG&A costs were 32% of revenue in the September quarter, compared to 31% in the same period in fiscal 2007. GAAP SG&A costs were $62.9 million for the quarter, an increase of $9.4 million or 18% over the same period in fiscal 2007. The increase in SG&A was primarily due to the addition of selling and administration personnel and related expenses necessary to support our sales growth and the depreciation of the US dollar. In constant currency, terms pro forma SG&A costs increased by 11% compared to the same period in fiscal 2007.

Pro forma research and development expenditure during the quarter was $12.6 million, or approximately 7% of revenues. GAAP R&D expense during the quarter was $13.0 million or approximately 7% of revenue. GAAP R&D expenses increased 20% year over year and are expected to remain at approximately 7% of net revenue through fiscal year 2008. In constant currency, terms pro forma research and development expenditure increased by 9% compared to the quarter ended September 30, 2006.

Amortization of acquired intangibles of $1.8 million ($1.2 million net of tax) incurred during the quarter ended September 30, 2007, consisted of amortization of assets associated with our acquisitions of Resprecare, Hoefner, Saime, Polarmed and Pulmomed. Stock-based compensation costs incurred during the quarter ended September 30, 2007, of $4.5 million ($3.4 million net of tax) consisted of expenses associated with stock options granted to employees and the employee stock purchase plan.

Restructuring expenses incurred during the quarter ended September 30, 2007, of $2.3 million ($1.8 million net of tax) predominantly consisted of expenses associated with the Company’s decision to streamline the European regional office and some of the associated management costs. Total restructuring expenses, including expenses recognized in the September quarter, are estimated to be $2.5 million. The Company expects to incur the balance of restructuring expenses or $0.2 million in Q2 2008.

The Company is providing tabular reconciliation of GAAP operating income and GAAP net income with pro forma operating income and pro forma net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets, for the quarters ending September 30, 2007 and 2006.

Inventory, at $167.1 million, increased by $9.9 million compared to June 2007. Accounts receivable days sales outstanding, at 79 days, increased from the June 2007 quarter of 77 days.

Peter C. Farrell, Ph.D., Chairman and Chief Executive Officer, commented, “In the first quarter of fiscal 2008, overall Americas sales increased by 9%, or 11% if sales from our motor division are excluded. Sales outside of the Americas totaled $88.1 million, an encouraging 19% increase over last year. Operating cash flow for the September quarter was a robust $28.1 million.”

Dr. Farrell continued, “We are encouraged by the market response to our new full face mask offerings: the Quattro and Liberty, with strong early sales being achieved by these efficacious new products. We are also excited about the positive reception to the recently launched flow generator, the S8 II, in the Asia Pacific and select European markets. This product incorporates our recently developed Easy-Breathe technology and improved motor characteristics which deliver therapy at significantly lower noise levels. The combination of the new S8 II and our recently released Swift II nasal pillows mask, provides us with the ability to deliver one of the quietest CPAP systems in the world. We are confident in the market fundamentals and, with new products on the horizon, we expect to see a return to historical market growth rates during the second half of fiscal 2008.”

*	Pro forma measures exclude the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets.

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals for the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 2:00 p.m. U.S. Pacific Standard Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 591-6945 (domestic) or +1 (617) 614 4911 (international) and entering conference I.D. No. 12441080. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No.92500400.

Further information can be obtained by contacting Matthew Borer at ResMed Inc., San Diego, at (858) 746-2280; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development, new markets for the Company’s products and the impact of future developments related to the recently announced product recall are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. The Company cannot be certain that it has accurately predicted the costs of the product recall, which could change in response to additional feedback from ongoing discussions with the FDA and with various foreign regulatory bodies. In addition, the product recall could affect the Company’s reputation. Additional risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2007	2006
Net revenue	$185,740	$163,605
Cost of sales (A)	73,963	62,309

Gross profit	111,777	101,296

Operating expenses
Selling, general and administrative (A)	62,882	53,444
Research and development (A)	13,013	10,855
Amortization of acquired intangible assets	1,821	1,681
Restructuring expenses	2,297	—

Total operating expenses	80,013	65,980

Income from operations	31,764	35,316

Other income (expense), net:
Interest income (expense), net	2,314	1,497
Other, net	(266)	(574)

Total other income (expense), net	2,048	923

Income before income taxes	33,812	36,239
Income taxes	9,687	11,240

Net income	$24,125	$24,999

Basic earnings per share	$0.31	$0.33
Diluted earnings per share (1)	$0.31	$0.32
Pro forma diluted earnings per share excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangibles (1) & (2)	$0.39	$0.37
Basic shares outstanding	77,569	75,897
Diluted shares outstanding (1)	78,941	78,056
(A) Includes stock-based compensation costs as follows:
Cost of sales	$257	$306
Selling, general and administrative	3,842	2,870
Research and development	447	448

Total stock-based compensation costs	$4,546	$3,624

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.

(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	September 30, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$277,764	$277,742
Accounts receivable, net	166,416	167,821
Inventories	167,072	157,204
Deferred income taxes	46,608	42,109
Income taxes receivable	—	6,605
Prepaid expenses and other current assets	14,842	15,971

Total current assets	672,702	667,452

Property, plant and equipment, net	328,079	310,580
Goodwill	216,252	206,778
Other Intangibles	47,648	46,575
Deferred Income taxes	10,212	9,206
Other assets	10,854	10,104

Total Non current assets	613,045	583,243

Total assets	1,285,747	1,250,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,150	$53,039
Accrued expenses	78,913	98,324
Deferred revenue	20,949	18,865
Income taxes payable	9,067	2,063
Deferred Income taxes	436	415
Current portion of long-term debt	25,375	28,350

Total current liabilities	182,890	201,056

Non current liabilities:
Deferred income taxes	16,682	18,297
Deferred revenue	13,544	12,472
Long-term debt	90,540	87,648

Total non-current liabilities	120,766	118,417

Total liabilities	303,656	319,473

Stockholders’ Equity:
Common stock	310	311
Additional paid-in capital	432,875	421,701
Retained earnings	462,318	436,954
Treasury stock	(59,998)	(43,497)
Accumulated other comprehensive income	146,586	115,753

Total stockholders’ equity	982,091	931,222

Total liabilities and stockholders’ equity	$1,285,747	$1,250,695

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “pro forma operating income” is reconciled with GAAP operating income in the table below:

	Three Months Ended September 30,
	2007	2006
GAAP operating income	31,764	35,316
Stock-based compensation expense	4,546	3,624
Restructuring expenses	2,297	—
Amortization of acquired intangible assets	1,821	1,681

Operating income (excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets)	40,428	40,621

The measure “net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets,” is reconciled with GAAP net income in the table below:

	Three Months Ended September 30,
	2007	2006
GAAP net income	24,125	24,999
Stock-based compensation costs, net of tax	3,421	2,715
Restructuring expenses, net of tax	1,809	—
Amortization of acquired intangible assets, net of tax	1,204	1,112

Net income, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	30,559	28,826

ResMed believes that presenting diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets is an additional measure of performance that investors can use to compare operating results between reporting periods. In addition, the events giving rise to the restructuring expenses are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

Management of the Company uses non-GAAP information internally in planning, forecasting, and evaluating the Company’s results of operations in the current period and in comparing it to past periods. The Company also uses these non-GAAP measures in evaluating management performance for compensation purposes. Management believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations and provides consistency in financial reporting.

Management believes disclosure of non-GAAP earnings has economic substance because the excluded expenses represent non-cash expenditures, or relate to transactions that are variable in nature between reporting periods. Our use of non-GAAP earnings is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP. We compensate for the inherent limitations of non-GAAP measures by not relying exclusively on non-GAAP measures, but rather by using such information to supplement GAAP financial measures.

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(In US$ thousands, except share and per share data)

	Three Months Ended September 30,
	2007	2006
Numerator:
Net income, used in calculating basic and diluted earnings per share	24,125	24,999

Adjustment for stock-based compensation costs	3,421	2,715
Adjustment for restructuring expenses	1,809	—
Adjustment for amortization of acquired intangible assets	1,204	1,112

Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses, and amortization of acquired intangible assets	30,559	28,826

Denominator:
Basic weighted-average common shares outstanding	77,569	75,897
Effect of dilutive securities:
Stock options	1,372	2,159

Diluted weighted average shares	78,941	78,056

Increase in diluted weighted average shares:
Stock option adjustment due to the impact of SFAS 123(R)	307	521

Pro forma diluted weighted average shares, excluding the impact of SFAS 123(R)	79,248	78,577

Basic earnings per share	$0.31	$0.33
Diluted earnings per share	$0.31	$0.32
Pro forma net income, used in calculating diluted earnings per share, excluding the impact of stock-based compensation costs, restructuring expenses and amortization of acquired intangible assets	$0.39	$0.37

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